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EXHIBIT 4.7

AMENDMENT NUMBER FOUR TO THE
NON-STANDARDIZED JOINDER AGREEMENT FOR THE
CROSSMANN COMMUNITIES, INC.
401(k) PROFIT SHARING PLAN

        THIS AMENDMENT NUMBER FOUR is executed on behalf of Crossmann Communities, Inc. ("Crossmann").

WITNESSETH:

        WHEREAS, Crossmann adopted the Crossmann Communities, Inc. 401(k) Profit Sharing Plan (the "Plan"), effective as of February 28, 1991, and such Plan has been subsequently amended from to time to time;

        WHEREAS, pursuant to the provisions of the Agreement and Plan of Merger among Beazer Homes USA, Inc., Beazer Homes Investment Corp. ("Beazer"), and Crossmann (the "Agreement"), Crossmann shall be merged into Beazer, effective upon the closing of the merger pursuant to the terms of the Agreement (the "Effective Time"), and the surviving corporation shall be Beazer Homes Investment Corp.;

        WHEREAS, Crossmann now desires to amend the Joinder Agreement for the Plan to reflect the merger of Crossmann into Beazer, contingent upon actual closing of the merger under the terms of the Agreement; and

        WHEREAS, Crossmann reserved the right to amend its elections in the Joinder Agreement for Plan pursuant to Sections 7.12 and 8.01(b) of the Plan.

        NOW, THEREFORE, the Plan is hereby amended, effective as of the Effective Time of the merger; provided, however, if no such merger occurs under the terms of the Agreement, this Amendment shall have no effect:

          1.    All references to "Crossmann Communities, Inc." are hereby deleted in their entirety and replaced with "Beazer Homes Investment Corp."

          2.    All references to the "Crossmann Communities, Inc. 401(k) Profit Sharing Plan" are hereby deleted in their entirety and replaced with "Beazer Homes Investment Corp. 401(k) Profit Sharing Plan."

          3.    The Employer Stock Fund shall hold and invest in Beazer Homes USA, Inc. common stock ("Beazer Stock"), and shall cease to hold Crossmann Stock.

          4.    Each Participant with an interest in the Employer Stock Fund shall have such shares converted into Merger Consideration, as defined under the Agreement, in the form of the "Base Merger Consideration" of cash and Beazer Stock, as specifically provided under Section 2.3(a) of the Agreement.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, Crossmann has caused this Amendment Number Four to the Joinder Agreement for the Plan to be executed this 18th day of March, 2002.

CROSSMANN COMMUNITIES, INC.
By:	/s/ Jennifer Holihen

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  EXHIBIT 4.7
AMENDMENT NUMBER FOUR TO THE NON-STANDARDIZED JOINDER AGREEMENT FOR THE CROSSMANN COMMUNITIES, INC. 401(k) PROFIT SHARING PLAN